EXHIBIT 4.3


            NORTH AMERICAN MORTGAGE COMPANY (Registered Trademark)


                         EMPLOYEE STOCK PURCHASE PLAN

            1.  Purpose of the Plan.  The North American Mortgage
Company Employee Stock Purchase Plan (the "Plan") is intended to provide a suitable means by which eligible employees of North American Mortgage Company (the "Company"), or Subsidiaries (as defined in Section 424(f) of the Internal Revenue Code of 1986, as amended (the "Code")) of the Company which the Board of Directors has authorized to adopt this Plan (the "Eligible Subsidiaries") may accumulate, through voluntary, systematic payroll deductions, amounts regularly credited for their account to be applied to the purchase of shares of the common stock of the Company (the "Common Stock") pursuant to the exercise of options granted from time to time hereunder. the Plan provides employees with opportunities to acquire proprietary interest in the Company, and will also provide them with additional incentives to continue their employment and promote the best interest of the Company. Options granted under the Plan are intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). [Amended 2/4/97]

            2. Shares of Stock Subject to the Plan. Subject to the provisions of Section 12, the maximum number of shares of Common Stock which may be issued on the exercise of options granted under the Plan shall not exceed 518,659 shares of the Company's Common Stock. Any shares subject to an option under the Plan, which option for any reason expires or is terminated unexercised as to such shares, shall again be available for issuance on the exercise of other options granted under the Plan. Shares delivered on the exercise of options may, at the election of the Board of Directors of the Company, be authorized but previously unissued stock or stock reacquired by the Company, or both.

            3. Administration. The Plan shall be administered by a committee ("Committee") composed of not less than two members of the Board of Directors of the Company, all of whom shall be ineligible to participate in this Plan and shall otherwise qualify as disinterested persons for purposes of Rule 16b0-3(c)(2)(i) promulgated by the Securities and Exchange Commission. Subject to the provisions of the Plan, the Committee shall have full discretion and the exclusive power (i) to determine the terms and conditions under which shares shall be offered and corresponding options shall be granted under the Plan for any Purchase Period consistent with the provisions of the Plan, and (ii) to resolve all questions relating to the administration of the Plan. The Committee may delegate such of its responsibilities under this Section 3 as it may deem fit to officers of the Corporation to the extent that the exercise of such responsibilities relates solely to employees of the Corporation who are not subject to Section 16 of the Securities Exchange Act of 1934.

            The interpretation and application by the Committee of any provision of the Plan shall be final and conclusive on all employees and other persons having, or claiming to have, an interest under the Plan. The Committee may in its discretion establish such rules and guidelines relating to the Plan as it may deem desirable.
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            The Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. The Committee shall keep minutes of its actions under the Plan.

            No member of the Board of Directors of the committee shall be liable for any action or determination made in good faith with respect to the Plan or any options granted hereunder.

            Participants in the Plan may obtain additional information about the Plan and the Committee by contacting the Company at its principal executive offices at 3883 Airway Drive, Santa Rosa, California 95403; telephone (707) 523-5199.

            4. Eligibility to Participate. All regular full-time employees (including officers) of the Company and Eligible Subsidiaries and all other employees of the Company and Eligible Subsidiaries whose customary employment is for more than five months in any calendar year or 20 hours per week, who in each case have been employed by the Company (or its predecessor companies) or Eligible Subsidiaries for a period of at least 12 months (an "Employee"), shall be eligible to participate in the Plan. [Am,ended 2/4/97]

            At the beginning of each Purchase Period, the Company will furnish to each Employee a form (hereinafter called a "Notice of Shares Offered") stating the maximum number of shares which such Employee shall be eligible to purchase for such Purchase Period in accordance with the provisions of clause (ii) in the first paragraph of Section 5.

            Nothing contained in the Plan shall confer upon any Employee any right to continue in the employ of the Company or any of its subsidiaries, or interfere in any way with the right of the Company or any of its subsidiaries to terminate his employment at any time.

            5. Participating in the Plan. An Employee may participate in the Plan only as of the beginning of a Purchase Period. If an individual becomes an Employee after the commencement of a Purchase Period, he may not participate in the Plan until the beginning of the next Purchase period. A copy of the Plan will be furnished to each Employee prior to the beginning of the first Purchase Period during which he is eligible to participate. To participate in the Plan, an Employee must deliver to the Company a contingent subscription for the Common Stock and authorization for payroll deductions to effect the purchase of Common Stock and authorization for payroll deductions to effect the purchase of Common Stock (hereinafter called a "Participation Election"). In his Participation Election, an Employee must:

                     (i) authorize payroll deductions within the limits prescribed in Sections 8 and 9 and specify the percentage to be deducted regularly form his Compensation (as defined in Section 8);

                     (ii)  elect and authorize the purchase by the
         Employee for each Purchase Period of shares of Common Stock on the Exercise Date (as defined in Section 7) with respect to the applicable Purchase Period, provided that the number of shares which can be purchased shall not exceed the number of shares which may be purchased at a price equal to 85% of the fair market value (determined in accordance with Section 7) of the Common Stock on the
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         first day of such Purchase Period with the anticipated aggregate amount of payroll deductions authorized for the Purchase Period (which shall be based upon the participant's rate of Compensation (as defined in Section 8 hereof) in effect on the first day of the Purchase Period, except that the amount of all compensation other than base pay of such Participant taken into account for this purpose shall be based upon the amount of such compensation other than base pay paid to the Participant in the last calendar year ending prior to the first day of the Purchase Period.

                     (iii) furnish the exact name or names and address or addresses in which stock certificates for Common Stock purchased by him under the Plan are to be issued; and

                     (iv) agree to notify the Company if he should dispose of Common Stock purchased through the Plan within two years of the commencement of the Purchase Period in which he purchased such Common Stock.

            Stock certificates for shares of Common Stock purchased under the Plan may be issued in the Employee's name or, if so designated by the Employee, in his name and the name of another person who is a member of his family, with right of survivorship; for this purpose the "family" of an Employee shall include only his spouse, his ancestors and lineal descendants and his brothers and sisters.

            An Employee need not, and may not, make any down payment in order to participate in the Plan.

            Participation in the Plan is entirely voluntary, and a participating Employee may withdraw from participation as provided in Section 15 during any Purchase Period at any time prior to the Exercise Date for such Purchase Period.

            Participating elections may be solicited from Employees prior to the commencement of a Purchase Period.

            The Committee may establish a maximum number of shares of Common Stock which any Employee may purchase under the plan for a Purchase Period, which amount need not be the same for each Purchase Period.

            6.  Purchase Periods; Grant of Options.  Each Purchase
Period under the Plan shall commence on January 1, of a calendar year (or, for the first Purchase Period, such date established by the Committee following the effective date specified in Section 20) and end on December 31 of such year, and shall include all pay periods ending within it. During each Purchase Period, participating Employees shall accumulate credits to a bookkeeping account maintained by the Company (hereinafter referred to as "Stock Purchase Account") through payroll deductions to be made at the close of each pay period for the purchase of shares of Common Stock under the Plan. For each Purchase Period of the Company shall grant options to participating Employees with respect to the number of shares of Common Stock (subject to the provisions of Sections 2, 5, 11 and 12) which shall be purchasable through the application of amounts credited to each such Employee's Stock Purchase Account at the purchase price per share determined on the Exercise Date for the Purchase Period (such number of shares to be subject to
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reduction in the event of a pro rata apportionment provided for in Section
17).

            7. Exercise Dates and Purchase Prices. The last business day of each Purchase Period shall constitute the "Exercise Date" for such Purchase Period. Subject to the provision of Section 12, the purchase price per share of Common Stock to be purchased on an Exercise Date pursuant to the exercise of options granted for the Purchase Period, through the application of amounts credited during such Purchase Period to the Stock Purchase Accounts of participating Employees, shall be the lesser of:

         (A) an amount equal to 85% of the fair market value of the Common stock at the time such option is granted (i.e., the first day of the Purchase Period), or

         (B) an amount equal to 85% of the fair market value of the Common Stock at the time such option is exercised (i.e., the Exercise Date).

For purposes of the Plan, the fair market value of a share of the Common Stock on any date shall be (1) if the Common Stock is traded on an established securities market, the mean between the high and low prices of such Common Stock for such date, as reported on the composite tape, and (2) if the Common Stock is not so traded, an amount determined by the Committee in good faith and based upon such factors as it deems relevant to such determination.

            8.  Payroll Deductions - Authorization and Amount.
Employees shall deliver (or cause to be delivered) to the Company their Participation elections within seven days following the commencement of the first Purchase Period during which they wish to participate in the Plan.

            Employees shall authorize in their Participation Elections from 1% to 15% (in whole percentage increments) of their Compensation to which such election relates (subject to the limitations of Section 9). For purposes of the Plan, the Compensation" of an Employee for any Purchase Period shall mean the Employee's total compensation as required to be reported on IRS Form W-2, received during the Purchase Period.

            By delivering to the Company within seven days following the commencement of the next Purchase Period a revised Participating Election, a participating Employee may change the amount to be deducted from his Compensation during the next Purchase Period and any subsequently Purchase Period subject to the limitations of this Section 8 and Section 9.

            A participating Employee's authorization for payroll deductions will remain in effect for the duration of the Plan, subject to the provisions of Sections 11 and 14, unless his election to purchase Common Stock shall have been terminated pursuant to the provisions of Section 13, the amount of the deduction is changed as provided in this Section 8 or the Employee withdraws or is considered to have withdrawn from the Plan under
Section 15 or 16.

            All amounts credited to the Stock Purchase Accounts of participating Employees shall be held in the general funds of the Company but shall be used from time to time in accordance with the provisions of the Plan.
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            9.  Limitations on the Granting of Options.  Anything in the
Plan to the contrary notwithstanding, no participating Employee may be granted an option which permits his rights to purchase Common Stock under all employee stock purchase plans of the Company and its parent and subsidiary companies (if any) to accrue at a rate which exceeds $25,000 of fair market value of such Common Stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time. For purposes of this section 9:

                 (i) the right to purchase stock under an option accrues when the option (or any portion thereof) first becomes exercisable during the calendar year;

                 (ii) the right to purchase stock under an option accrues at the rate provided in the option, but in no case may such rate exceed $25,000 of fair market value of such stock (determined at the time such option is granted) for any one calendar year; and

                 (iii) a right to purchase stock which has accrued under one option granted pursuant to the Plan may not be carried over to any other option.

            No participating Employee may be granted an option hereunder if such Employee, immediately after the option is granted, owns (within the meaning of Section 423(b)(3) of the Code) stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or if its parent or subsidiary Company. For purposes of the Plan, the terms "parent corporation" and "subsidiary corporation" shall have the respective meanings set forth in Section 424 of the Code.

            10. Stock Purchase Accounts. The amount deducted from the Compensation of each participating Employee shall be credited to his individual Stock Purchase Account. Employees participating in the Plan may not make direct cash payments to their Stock Purchase Accounts.

            Following the close of each Purchase Period the Company will furnish to each participating Employee a statement of his individual Stock Purchase Account. This statement shall show (i) the total amount of payroll deductions for the Purchase Period jusis Stock Purchase Account not already used for the purchase of Common Stock will be repaid as soon as practicable.

            17.  Apportionment Stock.  If at any time shares of Common
Stock authorized for the purposes of the Plan shall not be available in sufficient number to meet the purchase requirements under all outstanding Participation Elections, the Committee shall apportion the remaining available shares among participating Employees on a pro rate basis. In no case shall any apportionment of shares be made with respect to a
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participating Employee's election to purchase unless such election is then in effect (subject only to any suspension provided for in the Plan). The Committee shall give notice of any such apportionment and of the method of apportionment used to each participating Employee to whom shares shall have been apportioned.

            18. Government Regulations. The Plan and the obligation of the Company to issue, sell and deliver Common Stock under the Plan are subject to all applicable laws and to all applicable rules, regulations and approvals of government agencies.

            19. Amendment or Termination. The Board of Directors of the Company may at any time amend, suspend or terminate the Plan' provided, however, that no amendment (other than an amendment authorized by Section 12) may be made increasing the aggregate number of shares of Common Stock which may be issued pursuant to the Plan, reducing the minimum purchase price at which shares may be purchased hereunder, extending the maximum period during which shares may be purchased hereunder or changing the class of employees eligible to participate hereunder, without the approval of the holders of a majority of the outstanding voting shares of the Company.

            20. Effective Date. The Plan shall become effective on the date of its adoption by the Board of Directors of the Company subject to approval of the Plan be the holders of a majority of the outstanding voting shares of the Company within 12 months after the date of the Plan's adoption by said Board of Directors. In the event of the failure to obtain such shareholder approval, the Plan shall be null and void and the Company shall have no liability thereunder. No shares of Common Stock may be issued under the Plan until such shareholder approval has been obtained.

            21. Termination. Subject to earlier discontinuance in accordance with Section 19, the Plan shall terminate on the date preceding the date which is five years following the effective date specified in
Section 20. Any unexpired Purchase Period that commenced prior to such termination date shall forthwith expire on such termination date, which shall be deemed the Exercise Date for such Purchase Period.